EXHIBIT 99.1

Green Vision Biotechnology Corp. Announces Signing a MOU with International Supply Chain Alliance Company Limited

“Green Vision Biotechnology Corp. (“GVBT”) (CIK: 1571804), a company focusing on the development of biofertilizers in the PRC, announced on April 29, 2022 that it has signed a Memorandum of Understanding (MOU) with International Supply Chain Alliance Company Limited (“ISCA”), a provider of logistics knowhow and software to warehouse operators and shippers in China and Southeast Asia countries.

Save and except exclusivity and confidentiality provisions, the MOU is not intended by the Parties to be a legally binding contract. The two parties shall after the signing of the MOU use their best endeavour to negotiate and agree on specific terms and conditions relating to a Definitive Agreement prior to October 31, 2022.

The intended collaboration with ISCA as described in the MOU allows GVBT to expand its existing business scope beyond the green product sector and further into the agricultural sector. GVBT intends to fully utilize ISCA’s trading platform and data in delivering to existing and future alliance members the resulting product suite which could include a new and wide array of agricultural products.

“The collaboration with ISCA will constitute a significant achievement for our Company as we continue to scale up our agricultural businesses and to provide a brand-new logistics platform to our subscribers,” said Mr. William C. W. Lam, Chief Executive Officer of GVBT. “We are delighted to be able to leverage ISCA’s unique data set of its 120,000+ alliance members in adding to the services we currently provide. This will allow trading activities of GVBT to reach new heights as ISCA further streamlines its trading platform and assist members in accessing crucial logistics and trading information.”

“ISCA has boasted top-class standards in sourcing logistic solutions for its members within a successful decade,” said Mr. Edmon C. K. Fung, Chairman and Director of ISCA. “We take pride in being one of the leading logistics technology ecospheres, offering fair and intelligent information in devising efficient and effective solutions to our members. We believe GVBT has the expertise and platform necessary to build upon the outstanding service standards of ISCA, and to craft as a new legacy that provides all alliance members with unique advantages in managing their logistics trade across China and Southeast Asia countries at this stage, and to the globe in future.

Mr. Michael K. T. Leung, Chairman and Director of GVBT, continued, “The collaboration with ISCA will allow us to deliver premium experiences to alliance members in performing trade logistics. It further consolidates our commitment to the agricultural sector and our plan for further global development.”